UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

May 3, 2010

DEEP DOWN, INC.
(Exact name of registrant as specified in its charter)

Nevada	0-30351	75-2263732
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8827 W. Sam Houston Pkwy N. Suite 100, Houston, TX  77040
(Address of principal executive offices) (Zip Code)

(281) 517-5000
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 – Registrant’s Business and Operations

ITEM 1.01 – Entry into a Material Definitive Agreement.

On May 3, 2010, Deep Down, Inc., a Nevada corporation (“Deep Down”), announced the execution of a Stock Purchase Agreement, effective as of May 3, 2010 (the “Purchase Agreement”), by and among Deep Down, Cuming Corporation, a Massachusetts corporation (“Cuming”), and the stockholders of Cuming (the “Selling Stockholders”), pursuant to which Deep Down has agreed to purchase all of the issued and outstanding shares of Cuming’s common stock (the “Acquisition”) for a purchase price of $47 million (less an amount of certain liabilities to be assumed, estimated to be an approximate amount of $13 million based upon Cuming’s balance sheet as of December 31, 2009 and further subject to a purchase price adjustment for working capital) (“Cash Price”), plus 25,000,000 shares of common stock of Deep Down to be delivered to the Selling Stockholders at the closing.  Upon the signing of the Purchase Agreement, Deep Down and the Selling Stockholders entered into an Escrow Agreement (the “Escrow Agreement”) pursuant to which Deep Down has deposited with an escrow agent 8,333,333 shares of its common stock (“Escrowed Stock”) to be (i) delivered to the Selling Stockholders if Deep Down does not meet certain conditions and the Purchase Agreement is terminated or (ii) applied against Deep Down’s obligation to deliver 25,000,000 shares of common stock at closing.

Consummation of the Acquisition is subject to certain conditions, including the following (among other customary conditions for a transaction of this type):

•	Deep Down’s obtaining cash funds necessary to close the transaction;
•	certain employees of Cuming shall have entered into new employment agreements;
•	Cuming’s entering into a new lease agreement for its main manufacturing facility in Avon, Massachusetts;
•
an environmental assessment of Cuming’s main properties does not indicate circumstances or conditions which could result in (i) any criminal prosecution of Cuming, any of its subsidiaries or any director, officer or employee, or (ii) any suspension or closure of operations at Cuming’s main facilities;

•	the absence of any order or injunction prohibiting the consummation of the Acquisition; and
•	subject to certain exceptions, the accuracy of representations and warranties with respect to Deep Down’s or Cuming’s business, as applicable.

The Purchase Agreement contains customary representations and warranties that the parties have made to each other.  The Purchase Agreement also contains standard indemnification provisions that require the indemnifying party to pay for any losses in excess of $500,000 that result from the failure of any representation or warranty to be true and correct.  The indemnification is subject to a cap of $25,000,000 other than for certain fundamental representations and warranties (for which case there is no capped limitation).  At closing a portion of the Cash Price will be deposited in an escrow account for purposes of the purchase price adjustment and for potential indemnity claims.

Either of Deep Down or the Selling Stockholders may terminate the Purchase Agreement if the Acquisition is not completed by June 30, 2010, provided the party wishing to terminate is not in breach of the Purchase Agreement.  In the event of a termination of the Purchase Agreement as a result of a breach of Deep Down’s obligations under the Purchase Agreement or inability to obtain funds to pay the Cash Price, the escrow agent will release the Escrowed Stock to the Selling Stockholders.  If the Purchase Agreement is terminated by either Deep Down or Cuming under certain circumstances the parties will be obligated to reimburse the other’s expenses incurred in connection with the transactions contemplated by the Purchase Agreement in an aggregate amount not to exceed $275,000.

2

Deep Down obtained a waiver from Whitney National Bank from a covenant provision in its Amended and Restated Credit Agreement dated April 14, 2010 (the “Waiver Agreement”) that prohibits it from committing to make an investment or purchase any equity interest in another entity.

The foregoing description of the Purchase Agreement, the Waiver Agreement and the Escrow Agreement contained herein are qualified in their entirety by reference to the full text of the agreements, copies of which are attached hereto as Exhibit 10.1, Exhibit 10.2 and Exhibit 10.3 respectively and are incorporated herein by reference.

SECTION 9 – Financial Statements and Exhibits

ITEM 9.01. Financial Statements and Exhibits.

(d) Exhibits

    10.1*   Stock Purchase Agreement, dated May 3, 2010, among Deep Down, Inc., Cuming Corporation and the Selling Stockholders named therein.

    10.2*   Waiver Agreement, dated April 28, 2010, by and between Whitney National Bank, as lender, and Deep Down, Inc., as borrower.

    10.3*   Escrow Agreement, dated May 3, 2010, among Deep Down, Inc., the Selling Stockholders, and Casner & Edwards, LLP.

* Filed or furnished herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: May 5, 2010
DEEP DOWN, INC.

By:	/s/ Ronald E. Smith
Ronald E. Smith
President and Chief Executive Officer

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